Simpson Manufacturing Co., Inc. Announces the Completion of the Sale of the Assets of Its Subsidiary, Simpson Dura-Vent Company, Inc.

PLEASANTON, Calif., Sept. 1 /PRNewswire-FirstCall/ -- Simpson Manufacturing Co., Inc. (the "Company") announced today that on August 31, 2010, it completed the sale of substantially all of the assets of its subsidiary, Simpson Dura-Vent Company, Inc., to M&G Dura-Vent, Inc., a newly formed, wholly owned, indirect subsidiary of M&G Holding B.V. ("M&G"). The purchase price, as adjusted and subject to post-closing adjustments, was $27.7 million. Simpson Dura-Vent designed and manufactured venting systems for gas and wood burning appliances. M&G, a Netherlands-based company, manufactures and distributes venting products for European markets.

M&G, headquartered in Assen in the Netherlands, is a European market leader in venting systems. It has production facilities in the Netherlands, Italy and Turkey and sales offices and warehouses in Belgium, France, Germany and the UK. M&G manufactures venting systems for heating and hot water appliances, both conventional and high efficiency. It manufactures a range of systems in aluminum, stainless steel and polypropylene.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD." For further information, contact Barclay Simpson at (925) 560-9032.

CONTACT:  Barclay Simpson of Simpson Manufacturing Co., Inc., +1-925-560-9032